Exhibit 2.33

CREDIT AGREEMENT

THIS AGREEMENT is dated for reference as of June 29, 2012

AMONG:

SPROTT RESOURCE LENDING PARTNERSHIP, a general
partnership formed under the laws of Ontario,

(the “Lender”)

AND:

KIMBER RESOURCES INC., a company incorporated under
the laws of the Province of British Columbia,

(the “Borrower”)

AND:

MINERA MONTERDE, S. de R.L. de C.V., formed under the
laws of Mexico,

(the “Guarantor”)

WHEREAS:

A.     The Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender an aggregate principal amount of up to $5,000,000.00, on the terms and subject to the conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.	INTERPRETATION

1.1 Definitions.     Where used in this Agreement, each of the following words and phrases shall have the meanings set out below:

(a)	“Advance” means, individually, the Initial Advance and the Subsequent Advance and “Advances” means the total of the Initial Advance and the Subsequent Advance;

(b)

“Agreement” means this credit agreement and all schedules and other attachments attached hereto, and all references to “hereto”, “herein”, “hereof”, “hereby” and “hereunder”, and to similar expressions, refer to this Agreement and not to any particular section or portion of it. References to “paragraph”, “subparagraph” or “Schedule” refer to the applicable paragraph, subparagraph or schedule of this Agreement, as the case may be;

(c)	“Anniversary Date” means the date that is one year after the Closing Date (or if such date is not a Business Day, the preceding Business Day);

(d)

“Applicable Law” means, at any time, with respect to any Person, property, transaction, event or other matter, as applicable, any law, rule, statute, regulation, treaty, order, judgement or decree, and any official request, directive, rule, guideline, order, policy, practice or other requirement of any Governmental Body relating or applicable at such time to such Person, property, transaction, event or other matter, and shall also include any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

(e)	“Applicable Stock Exchange” means the TSX or the NYSE MKT or both of them, as the case may be;

(f)	“Bonus Shares” means any one or more of the Initial Bonus Shares and the Subsequent Bonus Shares, as the context may require;

(g)	“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in Ontario;

(h)

“Capital Stock” means (i) common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock of a body corporate, (ii) equity preferred or common interests in a limited liability company, (iii) member or shareholder interests in an unlimited company or unlimited liability company, (iv) any other interest that confers the right to receive a share of the profits and/or losses of, or the distribution of assets of, any Person, and (v) any other interest equivalent to any of the interests referred to in any of clauses (i), (ii), (iii) and (iv) of this definition;

(i)	“Carmen Deposit Press Release” means a press release for the issuance of the updated mineral resource estimate for the Carmen deposit relating to the Project;

(j)	“Change of Control” means an event or series of events by which any one of the following occur:

(i)

the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the property or assets of the Credit Parties or any one or more of them to another Person; or

(ii)

the acquisition by any Person or group of Persons, beneficially or otherwise (whether by purchase, exchange, merger, consolidation or otherwise), directly or indirectly, in one transaction or in a series of transactions or related transactions of Voting Capital Stock comprising (or the right to exercise the voting rights with respect to Voting Capital Stock comprising) more than 30% of the Voting Capital Stock of any one or more of the Credit Parties;

(k)

“Closing Date” means the date on which the Lender confirms to the Borrower that the conditions set forth in paragraph 7.1 have been met to its satisfaction, which must occur on or before June 29, 2012, or such other date as agreed to between the Lender and the Borrower;

(l)	“Credit Parties” means, collectively, the Borrower and the Guarantor, and each a “Credit Party”;

(m)

“Discounted Bonus Shares Price” means the discounted price per Bonus Shares calculated as 90% (that is, 10% discount) of the 10 TSX trading day volume weighted average closing price of the common shares in the capital of the Borrower as traded on the TSX, determined as follows:

(i)

if the Carmen Deposit Press Release has been issued on or before the 11th TSX trading day immediately before the applicable date of issuance of the Initial Bonus Shares or the Subsequent Bonus Shares, as the case may be, as required under this Agreement, then the 10 TSX trading day period for the determination of the Discounted Bonus Shares Price will start one TSX trading day immediately after the issuance of the Carmen Deposit Press Release; or

(ii)

if the Carmen Deposit Press Release has not been issued on or before the 11th TSX trading day immediately before the applicable date of issuance of the Initial Bonus Shares or the Subsequent Bonus Shares, as the case may be, as required under this Agreement, then the 10 TSX trading day period for the determination of the Discounted Bonus Shares Price will be the 10 TSX trading day period immediately prior to the date of the issuance of the Initial Bonus Shares or the Subsequent Bonus Shares, as the case may be, as required under this Agreement;

(n)	“Draw Period End Date” means the date that is 120 days after the Closing Date;

(o)	“Event of Default” has the meaning set forth in paragraph 10.1 below;

(p)	“Extension Request” has the meaning set forth in paragraph 5.6 below;

(q)

“Extension Shares” means the number of common shares in the capital of the Borrower that is valued on the Anniversary Date to be equivalent in cash value to $150,000.00 (3% of the principal amount of the Loan);

(r)

“GAAP” means, in relation to any Person at any time, (a) until such time as such Person adopts the International Financial Reporting Standards, Canadian generally accepted accounting principles in effect from time to time applied on a consistent basis, and (b) after such time as such Person adopts the International Financial Reporting Standards, such International Financial Reporting Standards applied on a consistent basis.

(s)

“Governmental Body” means, when used with respect to any Person or its business affairs, any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board, instrumentality, court, arbitration board or arbitrator or other law, regulation or rule making entity (including a Minister of the Crown, any central bank, Superintendent of Financial Institutions or other comparable authority or agency) having or purporting to have jurisdiction on behalf of, or pursuant to the laws of, Canada or any country in which such Person is incorporated, continued, amalgamated, merged or otherwise created or established or in which such Person has an undertaking, carries on business or holds property, or any province, territory, state, municipality, district or political subdivision of any such country or of any such province, territory or state of such country;

(t)	“Initial Advance” means the initial advance of the Loan of $3,000,000.00;

(u)	“Initial Bonus Shares” has the meaning set forth in paragraph 4.1 below;

(v)	“Loan” means the bridge loan in the aggregate principal amount of up to $5,000,000.00 granted by the Lender to the Borrower pursuant to this Agreement;

(w)

“Loan Documents” means, collectively, this Agreement, the Security and each other agreement, document, certificate or instrument delivered to or for the benefit of the Lender pursuant to or otherwise in connection with this Agreement or the Security;

(x)

“Loan Obligations” means the Loan, the Bonus Shares, the Structuring Fee and other obligations of the Borrower owing to the Lender incurred under or pursuant to this Agreement, and any item or part of any thereof;

(y)	“Material Adverse Change” means a material adverse change in:

(i)	the business operations, assets (including ownership of such assets), condition (financial or otherwise) or prospects of the Credit Parties taken as a whole;

(ii)	the ability of the Borrower to repay the Loan or otherwise perform its obligations under the Loan Documents to which it is a party;

(iii)	the ability of any one or more of the Guarantors to perform its/their obligations under the Loan Documents to which it is a party; or

(iv)	the value, perfection or priority of the Lender’s security interest under the Security,

(z)

“Material Adverse Effect” means an effect which, (a) impairs, in a material adverse way, the ability of any one or more of the Credit Parties to perform its/their obligations under the Loan Documents to which it is a party or they are parties, as the case may be, or (b) prejudices, restricts or renders unenforceable or ineffective, in a material adverse way, any of the rights granted or intended or purported to be granted under or pursuant to this Agreement or other Loan Documents to or for the benefit of the Lender;

(aa)	“Maturity Date” has its meaning set forth in paragraph 5.1 below;

(bb)

“Mexican Properties” means, collectively, all mining and exploration properties of each Credit Party in Mexico, including without limitation, the Monterde Lands, each of such properties is a “Mexican Property”;

(cc)	“Monterde Lands” means the lands in Mexico located in the area covered by the mining concessions listed in Schedule “A” hereto;

(dd)	“NYSE MKT” means NYSE MKT (formerly known as NYSE AMEX);

(ee)

“Operating Permits” means all permits, licences, authorizations and similar authorizations required to exploit, mine and/or produce any or all of the minerals in respect of any Mexican Property and to operate such Mexican Property;

(ff)	“Outstanding Balance” has its meaning set forth in paragraph 5.1 below;

(gg)	“Permitted Liens” means, as of any particular time in respect of any particular asset owned by any Credit Party, any of the following:

(i)	any security interest granted pursuant to the Security;

(ii)

liens for taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which is being contested in good faith at the time by such Credit Party and in respect of which such Credit Party has set aside on its books reserves reasonably considered by it to be adequate therefor, and provided that the Lender is satisfied with the adequacy of such reserves;

(iii)

the lien of any judgment rendered or claim filed against such Credit Party which it is contesting in good faith at the time and in respect of which it has set aside on its books reserves reasonably considered by it to be adequate therefor, and provided that the Lender is satisfied with the adequacy of such reserves;

(iv)

undetermined or inchoate liens and charges incidental to current construction or repairs or current operations which have not at the time been filed pursuant to law against such Credit Party or which relate to obligations not due or delinquent;

(v)	maritime, warehousemen’s, woodsmen’s, carriers’, materialmen’s, repairmen’s, mechanics’ and other similar liens which relate to obligations not due or delinquent;

(vi)

the encumbrance resulting from the deposit of cash or obligations as security when such Credit Party is required to do so by a Governmental Body or by normal business practice in connection with contracts, licences or tenders or similar matters in the ordinary course of business and for the purpose of carrying on the same or to secure workers’ compensation, employment insurance, surety or appeal bonds or to secure costs of litigation when required by law;

(vii)

public and statutory obligations which are not due or delinquent, and security given to a public utility or any Governmental Body when required by such utility or other authority in connection with the operations of such Credit Party;

(viii)

easements, rights-of-way or similar rights in real property granted to or reserved by other Persons which do not materially impair the usefulness of such real property in connection with the Mexican Properties;

(ix)

rights reserved to or vested in any Governmental Body by any lease, licence, franchise, grant, permit or statutory provision to terminate any lease, licence, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;

(x)	reservations, limitations, provisos and conditions expressed in any original grant from a Governmental Body of real property;

(xi)	liens securing Purchase Money Obligations; and

(xii)	equipment leases entered into in the ordinary course of business, not to exceed $500,000.00 in total.

(hh)	“Person” means an individual, corporation, estate, partnership, trust, joint venture, other legal entity, unincorporated association or Governmental Body;

(ii)	“Project” means the ownership, exploration, permitting, construction, development and production of the Monterde Lands;

(jj)

“Purchase Money Obligation” means indebtedness of a Person incurred or assumed to finance the acquisition, construction or installation of, or improvements to, any property, provided that such indebtedness is incurred or assumed substantially concurrently with, such acquisition, construction, installation or improvement, and includes any extension, renewal or refunding of any such indebtedness so long as the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased;

(kk)	“Retainer” means the amount of $50,000 that has been paid by the Borrower to the Lender pursuant to the Term Sheet;

(ll)	“Security” has its meaning set forth in paragraph 6.1 below;

(mm)	“Structuring Fee” has the meaning set forth in paragraph 4.4 below;

(nn)

“Subsequent Advance” means one additional advance subsequent to the Initial Advance, but prior to the Draw Period End Date, up to the principal amount of the balance of the Loan not drawn under the Initial Advance;

(oo)	“Subsequent Advance Date” has the meaning set forth in paragraph 2.2 below;

(pp)	“Subsequent Bonus Shares” has the meaning set forth in paragraph 4.2 below;

(qq)	“Subsidiaries” means collectively the Guarantor, Minera Pericones, S.A. de C.V. and Kimber Resources de Mexico, S.A. de C.V. and individually a “Subsidiary”;

(rr)	“Term Sheet” means the term sheet for credit facility dated June 6, 2012 with respect to the Loan, between the Borrower and the Lender;

(ss)	“TSX” means the Toronto Stock Exchange; and

(tt)	“Voting Capital Stock” means Capital Stock of a Person which carries voting rights.

1.2     Currency. All references to dollars or currency in this Agreement are to Canadian dollars unless otherwise stated.

1.3     Extended Meanings. In the Loan Documents, except to the extent the context otherwise requires: (a) any reference to an Article, a Section, a paragraph, a Schedule or an Exhibit is a reference to an article, section or paragraph thereof, or a schedule or an exhibit thereto, respectively, and to a subsection, a subparagraph or a clause is, unless otherwise stated, a reference to a subsection, a subparagraph or a clause of the Section, subsection, paragraph or subparagraph in which the reference appears; (b) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph, subparagraph or clause in which the respective word appears; (c) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (d) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” (e) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents; (f) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; (g) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document; and (h) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

1.4     Headings. The headings to the clauses of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection, paragraph, subparagraph, clause or other portion hereof and include any agreement supplemental hereto. Save as expressly provided herein, references herein to Articles, Sections and paragraphs are to Articles, Sections and paragraphs of this Agreement.

1.5     Accounting Terminology and Practices. All accounting terms not defined in this Agreement shall have those meanings generally ascribed to them in accordance with GAAP. Where financial data is to be submitted pursuant to this Agreement, or the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement and any other Loan Document, including the contents of any certificate to be delivered hereunder, such determination, consolidation or computation shall, unless the parties otherwise agree or the context otherwise require, be made in accordance with GAAP applied on a consistent basis.

1.6     Per Annum Calculations. Unless otherwise stated, wherever in this Agreement or any other Loan Document reference is made to a rate of interest “per annum” or a similar expression is used, such interest shall be calculated using the nominal rate method, and not the effective rate method, of calculation and on the basis of a calendar year of 365 days or 366 days, as the case may be.

2.	LOAN

2.1     Initial Advance. Subject to and upon the fulfilment of the conditions precedent contained in paragraph 7.1 of this Agreement, the Lender will advance the amount of the Initial Advance to the Borrower on the Closing Date.

2.2     Subsequent Advance. Provided an Event of Default has not occurred and is continuing, the Borrower is in compliance with all terms and conditions herein contained and subject to and fulfilment of the conditions precedent contained in paragraph 7.2 of this Agreement, after August 31, 2012, but with five Business Days prior notice the Lender will advance to the Borrower the amount of the Subsequent Advance requested by the Borrower on a Business Day requested by the Borrower, provided such Business Day is on or before the Draw Period End Date (the “Subsequent Advance Date”).

2.3     Use of Proceeds. The Borrower covenants and agrees with the Lender that the proceeds of the Loan will be only used by the Borrower for: (1) the development of the Project, and (2) working capital and general and administrative purposes, and for no other purpose whatsoever without the express written consent of the Lender (which consent may be withheld by the Lender in its sole discretion).

2.4     Receipt. The Borrower will concurrently with each Advance, deliver to the Lender a receipt, evidencing the amount of such Advance, in the form attached hereto as Schedule “B”.

3.	FUNDING

3.1     Funds. Each Advance shall be advanced in Canadian dollars at the Borrower’s discretion by direct deposit or wire transfer, to the account set out by the Borrower in a written notice to the Lender at least two Business Days prior to the Closing Date.

4.	BONUS SHARES AND FEES

4.1     Initial Bonus Shares. In consideration of the Initial Advance, the Borrower will issue to the Lender or its nominee on the earlier of: (1) 11th TSX trading day immediately after the issuance of the Carmen Deposit Press Release; and (2) 4pm Pacific time on August 31, 2012, the number of common shares in the capital of the Borrower, as fully paid and non-assessable, that is equivalent in cash value to $180,000.00 (6% of the Initial Advance) by pricing such common shares at the applicable Discounted Bonus Shares Price (the “Initial Bonus Shares”). The Initial Bonus Shares shall be subject to a maximum hold period of four months and one day from the date of issuance under applicable securities laws and the rules and policies of the applicable stock exchange.

4.2     Subsequent Bonus Shares. In consideration of the Subsequent Advance, the Borrower will issue to the Lender or its nominee on the Subsequent Advance Date the number of common shares in the capital of the Borrower, as fully paid and non-assessable, that is equivalent in cash value to $120,000.00 (6% of the Subsequent Advance) by pricing such common shares at the applicable Discounted Bonus Shares Price, such pricing will be subject to the approval by the Applicable Stock Exchange (the “Subsequent Bonus Shares”). The Subsequent Bonus Shares shall be subject to a maximum hold period of four months and one day from the date of issuance under applicable securities laws and the rules and policies of the applicable stock exchange.

4.3     Stock Exchange Approval. Notwithstanding anything to the contrary provided herein, the Borrower shall not be obligated to issue any Bonus Shares if such issuance would be in breach of laws, rules or regulations (including without limitation corporate laws, rules of the TSX, the Ontario Securities Commission, the NYSE MKT or the Securities and Exchange Commission) applicable to the Borrower. In such circumstances, the Borrower shall pay the Lender the cash equivalent amount of such unissued Bonus Shares.

4.4     Structuring Fee. The Borrower shall pay to the Lender the following (collectively, the “Structuring Fee”):

(a)	a cash payment in the amount of $50,000, which has been paid; and

(b)

50% of the Initial Bonus Shares if the Borrower fails to draw down the Loan on the Closing Date pursuant to the terms and conditions of this Agreement, in circumstances where the Lender is prepared to advance the Loan pursuant to the terms and conditions of this Agreement, to be issued within seven days of the earlier of:

	(i)	the date on which the Borrower notifies the Lender of its determination not to proceed to draw down the Loan on the Closing Date pursuant to the terms and conditions of this Agreement; and

(ii)	the Closing Date.

For greater certainty, the Initial Bonus Shares shall not be payable under paragraph 4.1 above if 50% of the Initial Bonus Shares are payable under this subparagraph 4.4(b).

In the event that the Credit Parties satisfy all the conditions precedent to the Initial Advance as provided for herein (except subparagraph 7.1(a) below) and the Lender fails to make the Initial Advance, the Lender shall return the Structuring Fee and the Retainer to the Borrower. In all other circumstances, the Structuring Fee shall be non-refundable.

5.	PAYMENT

5.1     Repayment on Maturity. The principal amount of the Advances, together with all accrued but unpaid interest, bonus and all other sums due and payable from time to time pursuant to the terms of this Agreement (including for certainty and without limitation, the cash equivalent of any applicable, unpaid and un-issued Bonus Shares and/or Extension Shares to the extent such Bonus Shares and/or Extension Shares are required to be issued pursuant to this Agreement) (collectively, the “Outstanding Balance”), will be immediately due and payable by the Borrower to the Lender on the earliest of:

(a)	subject to the extension pursuant to paragraph 5.6 below, the Anniversary Date;

(b)	the occurrence and continuance of an Event of Default if not cured within the period specified in this Agreement; and

(c)	a Change of Control,

(as the case may be, the “Maturity Date”).

5.2     Mandatory Payments Before Maturity. Notwithstanding paragraph 5.3, if on or after the Closing Date, (A) the Borrower sells or otherwise disposes of any of its assets outside of the ordinary course of business, or (B) the Borrower closes one or more equity or debt financings (not including, for greater certainty, the exercise of existing options and/or warrants with respect to shares in the capital of the Borrower), in any case in excess of $500,000, the Borrower shall, at the option of the Lender, pay or cause to be paid to the Lender all proceeds from such sale or financing, net of reasonable selling or financing costs, up to the full amount of the Outstanding Balance, which amount shall be applied on account of the Outstanding Balance.

5.3     Prepayment. The Borrower may prepay the Loan in whole or in part, provided that:

(a)	the Borrower has provided to the Lender not less than ten (10) Business Days’ prior notice of its intention to prepay such sums; and

(b)	no less than four months of interest on such sums has been paid to the Lender on or before the date of such prepayment.

5.4     Manner of Payments. All payments to be made by the Borrower to the Lender under this Agreement shall be made in Canadian dollars, and, if such day is not a Business Day, on the Business Day next following, by wire transfer or direct deposit in immediately available funds to such account of the Lender as the Lender may direct from time to time or by pre-authorized electronic debit from a bank account of the Borrower (“Pre-authorized Debit”). The Borrower shall, from time to time, do all such acts and things and execute and deliver all such instruments, agreements and documents as the Lender may reasonably require for setting up the Pre-authorized Debit for the purpose of this paragraph 5.4.

5.5     Interest. Interest will accrue on the Outstanding Balance from the Closing Date at the rate of 12.00% per annum, calculated daily and compounded monthly (effective annual rate of 12.68%), both before and after maturity, default or judgment, and be payable by the Borrower to the Lender monthly on the last Business Day of every month.

5.6     Extension. Only for the purpose of subparagraph 5.1(a) above, the Borrower may request an extension of the Maturity Date in such case by: (i) submitting a request to the Lender (the “Extension Request”) no more than 30 days but no less than 10 days prior to the Anniversary Date, and (ii) issuing the Extension Shares to the Lender or its nominee on the Anniversary Date. Without limiting paragraph 5.1 (in particular, subparagraphs 5.1(b) and 5.1(c)) above, provided that:

(a)	the Extension Request has been received by the Lender within the time period described above in this paragraph 5.6;

(b)	the Extension Shares have been issued to the Lender or its nominee, as fully paid and non-assessable, on the Anniversary Date; and

(c)	no Event of Default has occurred,

the Maturity Date for the purpose of subparagraph 5.1(a) above will automatically be extended to the date that is six months after the Anniversary Date.

6.	SECURITY

6.1     Security. The performance by the Borrower of all of its obligations to the Lender hereunder, including, without limitation, the repayment of the Loan together with interest thereon and all other amounts payable hereunder, shall be secured in particular by the following:

(a)	a receipt issued by the Borrower, evidencing the amount of the Initial Advance, in the form attached as Schedule “B” hereto;

(b)

a general security agreement granted by the Borrower under which the Borrower will grant to the Lender a first priority security interest in all of its present and after-acquired personal property subject only to the Permitted Liens;

(c)	an unlimited guarantee granted by the Guarantor of all present and future debts and obligations of the Borrower to the Lender relating to this Agreement;

(d)

a credit guaranty agreement governed by the laws of Mexico granted by the Guarantor in favour of the Lender with respect to the full and punctual performance and payment by the Borrower of any amounts due under this Agreement;

(e)

pledge agreement granted by the Borrower in favour of the Lender of all of the Capital Stock held by the Borrower in each of the Subsidiaries (other than the Guarantor), as security for all present and future indebtedness of the Borrower to the Lender, together with an irrevocable stock power;

(f)

pledge agreement granted by Gordon Cummings in favour of the Lender of all of the Capital Stock held by Gordon Cummings in each of the Subsidiaries (other than the Guarantor), as security for all present and future indebtedness of the Borrower to the Lender, together with an irrevocable stock power;

(g)

a stock pledge agreement governed by the laws of Mexico granted by the Borrower in favour of the Lender of all of the Capital Stock held by the Borrower in each Subsidiary (other than the Guarantor), as security for all present and future indebtedness of the Borrower to the Lender;

(h)

a stock pledge agreement governed by the laws of Mexico granted by Gordon Cummings in favour of the Lender of all of the Capital Stock held by Gordon Cummings in each Subsidiary (other than the Guarantor), as security for all present and future indebtedness of the Borrower to the Lender;

(i)

a non-possessory pledge agreement governed by the laws of Mexico made by the Borrower and Gordon Cummings in favour of the Lender, creating a first fixed charge on all of the Borrower’s and Gordon Cummings’ interest in the Guarantor;

(j)	a receipt issued by the Borrower, evidencing the amount of the Subsequent Advance, in the form attached as Schedule “B” hereto;

(k)

a non-possessory pledge agreement governed by the laws of Mexico made by the Guarantor in favour of the Lender, creating a first fixed charge on all of the Guarantor’s assets and properties including without limitation all right, title and interest in and to the Monterde Lands and the Project and all other mining and exploration properties of the Guarantor;

(l)

a pledge agreement governed by the laws of Mexico made by the Guarantor in favour of the Lender, creating a first priority security interest in all of its mining concessions, material contracts, mining leases, rights, permits and licenses, including without limitation, such mining concessions, material contracts, mining leases, rights, permits and licenses with respect to the Monterde Lands property and all other mining and exploration properties of the Guarantor;

(m)	a mortgage agreement governed by the laws of Mexico made by the Guarantor in favour of the Lender, creating a first priority mortgage of the lands comprising the Montede Mine property; and

(n)	such further and other security, opinions and ancillary documentation that the Lender or its counsel may reasonably require,

all in form and on terms satisfactory to the Lender and its counsel (collectively, the “Security”).

7.	CONDITIONS PRECEDENT

7.1     Conditions Precedent to the Initial Advance. As conditions precedent to the Initial Advance by the Lender:

(a)	the board of directors of the Lender will have approved the Advances;

(b)

if available, the Lender will have reviewed and, in its sole and absolute discretion, be satisfied with the environmental remediation plan with respect to the Project and any other mining and exploration properties of any Credit Party and all of the liabilities and costs in connection therewith;

(c)

Each Credit Party shall have delivered to the Lender certified copies of its constating documents and all amendments thereto, and, if applicable, certified copies of the required resolutions of its directors authorizing the transactions contemplated hereunder, together with an officer’s certificate certifying certain factual matters, all in form and substance satisfactory to the Lender;

(d)

all Loan Documents in connection with the Security set out in subparagraphs 6.1(a) to 6.1(e) and 6.1(n) above shall have been executed and delivered and all filings, registrations and recordings and legal opinions necessary or desirable in connection therewith shall have been made, all to the satisfaction of the Lender and its counsel;

(e)	completion of all due diligence on the Credit Parties to the satisfaction of the Lender and its legal counsel, including a review of all:

(i)	unaudited pro-forma financial statements of each Credit Party dated March 31, 2012; and

(ii)	preliminary economic assessments and technical reports for the Project;

(f)	receipt of all applicable stock exchange and other regulatory approvals to the completion of this Agreement;

(g)

such additional evidence, documents and undertakings as the Lender may request, acting reasonably, to complete the transactions contemplated hereunder and reasonable evidence of compliance with the conditions set forth in this Agreement shall have been furnished to the Lender.

(h)	receipt by the Lender of legal opinions agreed to by Lender’s counsel;

(i)

receipt by the Lender of written confirmation by each Credit Party that its representations and warranties contained in paragraph 8.1 are true and correct in all material respects as of the date of the Initial Advance and each Credit Party will have complied with all covenants required to be complied with by it under this Agreement and all other Loan Documents, prior to the Initial Advance;

(j)

the Lender will, in its sole and absolute discretion, be satisfied as to the creditworthiness and debt servicing ability of each Credit Party and the adequacy and value of the collateral security contemplated herein;

(k)	no Material Adverse Change (including pending or threatened litigation proceedings or investigations which may reasonably produce a Material Adverse Effect) has occurred and is continuing; and

(l)	such other conditions precedent the Lender may reasonably require based on its due diligence review.

7.2     Conditions Precedent to the Subsequent Advance. As condition precedent the Subsequent Advance:

(a)

all Loan Documents in connection with the Security set out in subparagraphs 6.1(j) to 6.1(n) above and shall have been executed and delivered and all filings, registrations and recordings and legal opinions necessary or desirable in connection therewith shall have been made, all to the satisfaction of the Lender and its counsel;

(b)

the Lender shall have received written confirmation by each Credit Party that its representations and warranties contained in paragraph 8.1 are true and correct in all material respects as of the date of the Subsequent Advance;

(c)	no Material Adverse Change (including pending or threatened litigation proceedings or investigations which may reasonably produce a Material Adverse Effect) has occurred and is continuing; and

(d)	such other conditions precedent the Lender may reasonably require based on its due diligence review.

7.3     No Obligation to Advance. Without limiting the obligation of the Borrower to pay for the Lender’s reasonable legal fees and other costs, charges and expenses in accordance with paragraph 12.2 hereof, the Lender shall not be required to make any of the Advances at any time if:

(a)	an Event of Default has occurred that is continuing;

(b)	the Lender is not satisfied, acting reasonably, as to the accuracy or completeness of the material delivered to it as a condition precedent to any of the Advances;

(c)	any of the condition precedents set out in paragraph 7.1 above is/are not waived by the Lender in writing or satisfied on or before June 29, 2012;

(d)	any of the condition precedents set out in paragraph 7.2 above is/are not waived by the Lender in writing or satisfied on or before the Subsequent Advance Date;

(e)	the Lender is not satisfied, acting reasonably, that the Advance is being used solely for the purpose set out in paragraph 2.3 hereof; or

(f)

in the opinion of the Lender, an event has occurred, or there is any action, proceeding or investigation pending or threatened against the Credit Parties or any one or more of them, that could reasonably be expected to have a Material Adverse Effect on the Credit Parties or any one or more of them.

The Lender shall promptly advise the Borrower if it is not prepared to make any of the Advances and specify the reasons therefor.

7.4     Waiver. The conditions set forth in paragraphs 7.1 and 7.2 above are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part (with or without terms or conditions).

8.	REPRESENTATIONS AND WARRANTIES

8.1     Representations. Each Credit Party represents and warrants as follows to the Lender and acknowledges and confirms that the Lender is relying upon such representations and warranties:

(a)

Existence and Good Standing. Each Credit Party is a corporation duly and validly incorporated, organized and existing under the laws of its jurisdiction of incorporation and has the legal capacity and right thereunder to carry on its business and to own its assets and has the right to carry on its business and to own its assets in each jurisdiction in which it carries on business or where any of its assets are located, except for those other jurisdictions where failure to have such right has not and would not reasonably be expected to have a Material Adverse Effect.

(b)

Authority. Each Credit Party has the legal capacity and right to enter into this Agreement and the Security to which it is a party and do all acts and things and execute and deliver all agreements, documents and instruments as are required thereunder to be done, observed or performed by it in accordance with the terms and conditions thereof.

(c)

Due Authorization. Each Credit Party has taken all necessary action to authorize the execution and delivery of each Loan Document to which it is a party, the creation and performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

(d)	Due Execution. Each Credit Party has duly executed and delivered each Loan Document to which it is a party.

(e)

Enforceability. Each Loan Document to which the Credit Parties, or any one or more of them, are parties or is a party constitutes a valid and legally binding obligation enforceable against each of the Credit Parties party(ies) thereto in accordance with its terms, subject only to bankruptcy, insolvency, winding-up, dissolution, reorganization, arrangement or other statutes or judicial decisions affecting the enforcement of creditors’ rights in general and general principles of equity.

(f)

Absence of Litigation. There is no existing, pending or threatened litigation against any one or more of the Credit Parties that if adversely determined against any of them, either alone or when aggregated with all other such litigation, has or would reasonably be expected to have a Material Adverse Effect.

(g)

Financial Statements. Each financial report and financial statement of any one or more of the Credit Parties delivered to the Lender whether or not pursuant to or in connection with this Agreement has been prepared in accordance with GAAP and presents fairly in all material respects the financial information and the financial condition and results of operations of the applicable Borrower or Guarantor contained therein as at its preparation date.

(h)

Accuracy of Information. All information (including without limitation any financial report or financial statement described in subparagraph 8.1(g) above or interim financial information) furnished by the applicable Credit Party to the Lender whether or not required by any of the Loan Documents is complete, true and correct and no such information contains any material misstatement of fact, or omits to state a material fact, necessary to make the statements contained therein not misleading, in light of the circumstances in which they were made and as of the date made.

(i)

No Material Adverse Effect. Since the audited consolidated financial statements dated June 31, 2011 of the Subsidiaries and the Borrower and the interim financial statements of the Subsidiaries and the Borrower since March 31, 2012, all as provided to the Lender, there has been no fact, event, state or condition, or any change in any fact, event, state or condition that has or would reasonably be expected to have a Material Adverse Effect.

(j)

Compliance with Laws. Each Credit Party is in compliance in all material respects with all Applicable Laws, except for any non-compliance which has not and would not reasonably be expected to have a Material Adverse Effect on the Credit Parties or any one or more of them.

(k)	No Event of Default. No Event of Default has occurred which has not been expressly waived by the Lender in writing.

(l)	Taxes. Each Credit Party has:

(i)	delivered or caused to be delivered all returns for income taxes, royalty payments and other taxes which are now due to the appropriate Governmental Body;

(ii)	paid and discharged all taxes payable by it when due;

(iii)	made provision for appropriate amounts in respect of any taxes likely to be exigible in accordance with GAAP;

(iv)	withheld and collected all taxes required to be withheld and collected by it and remitted such taxes to the appropriate Governmental Body; and

(v)

paid and discharged all obligations incidental to any statutory lien or deemed trust imposed upon it by Applicable Law (including obligations respecting wages, vacation pay, workers’ compensation and unemployment insurance) which, if unpaid, might become a lien on any of its assets, except to the extent that a failure to do any of the foregoing has not and would not reasonably be expected to have a Material Adverse Effect, and no assessment or appeal is, to its knowledge, being asserted or processed with respect to any material taxes.

(m)	Solvency. Each Credit Party is (i) solvent, and (ii) does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted.

(n)

Environmental Laws. To the best of the knowledge of each Credit Party, its assets and the operation of any of the mining and exploration properties of any Credit Party (including without limitation, the Project) are in compliance in all material respects with environmental laws.

(o)	Subsidiary Assets. Neither Minera Pericones, S.A. de C.V. or Kimber Resources de Mexico, S.A. de C.V. own or have any interest in any assets that have any material value.

8.2     Repetition of Representations and Warranties. The representations and warranties made in paragraph 8.1 above shall be deemed to be repeated by the Credit Parties on the date of each of the Advances.

9.	COVENANTS

9.1      Affirmative Covenants. So long as any Loan Obligations remain payable, the Credit Parties covenant and agree with the Lender that they will duly perform and comply with or cause to be duly performed and complied with, each of the following affirmative covenants:

(a)	Punctual Payment. The Borrower will duly and punctually pay each sum payable by it under this Agreement at the time and place and in the manner provided for in this Agreement.

(b)

Existence and Conduct of Business. Each Credit Party will maintain in good standing and full force and effect its legal existence in its present jurisdiction of incorporation or formation and obtain, maintain and preserve all material authorizations, registrations, rights and qualifications necessary, as well as the legal capacity necessary, to carry on its business and own its assets in each jurisdiction in which it carries on business or owns any assets. Each Credit Party will carry on its business affairs in a proper manner in accordance with prudent industry standards, unless non-compliance would not reasonably be expected to have a Material Adverse Effect.

(c)	Compliance with Applicable Laws. Each Credit Party will comply in all material respects with all Applicable Laws.

(d)	Financial Records. Each Credit Party will maintain complete records and books of account.

(e)	Financial Statements and Other Information. The Credit Parties will deliver or cause to be delivered to the Lender:

(i)

within 90 days after the end of its fiscal year, the annual consolidated financial statements of each Credit Party approved by its board of directors, and, in the case of the Borrower only, audited by its auditors (without qualification relating to ability to continue as a going concern, a limited scope of examination or independence, provided always that any “Emphasis of Matter” paragraph contained in any financial statements shall not be deemed to be a qualification for the purpose of this Section 9.1(e)(i)), prepared in accordance with GAAP;

(ii)

within 60 days after the end of each of its first three fiscal quarters of its fiscal year, the unaudited quarterly consolidated financial statements of each Credit Party for its current fiscal year to such fiscal quarter end, signed and approved by a senior officer or director, prepared in accordance with GAAP (subject to annual audit adjustments and in respect of such consolidated statements, the absence of note disclosure) consisting in each case of a balance sheet and statements of income and retained earnings (or deficit) and statements of cash flow; and

(iii)	within 25 days after the end of each month, a monthly financial report of each Credit Party’s receivables, payables and cash; and

from time to time, such additional information regarding the business affairs of each Credit Party as the Lender may reasonably request.

(f)

Notice of Litigation. Each Credit Party will give notice to the Lender as soon as it obtains knowledge of the commencement of any litigation or dispute affecting any of them or any of their business affairs that, either alone or when aggregated with all other such litigation, has or would reasonably be expected to have a Material Adverse Effect.

(g)

Notice of Governmental Action. Each Credit Party will give notice to the Lender as soon as it obtains knowledge of any Applicable Law that is proposed, introduced or applied by any Governmental Body which has or would reasonably be expected to have a Material Adverse Effect.

(h)

Notice of an Event of Default. Each Credit Party will give notice to the Lender as soon as it obtains knowledge of any Event of Default and outline in reasonable detail in such notice the action it is taking to remedy any such Event of Default.

(i)

Maintenance of Insurance. Each Credit Party will insure and keep insured all of its business assets which are of an insurable nature against such risks, in such amounts and in such manner as is customary and prudent in the case of a corporation carrying on similar businesses or holding similar assets, as well as maintain comprehensive general public liability coverage in such amounts and in such manner as is customary and prudent in the case of corporations carrying on similar businesses or holding similar assets, all with such financially sound and reputable insurance companies or associations as it may select. Each Credit Party shall continue to maintain director liability insurance.

(j)

Comply with Environmental Laws. Each Credit Party will: (i) manage and operate its business assets and business affairs in material compliance with all environmental laws; (ii) obtain and maintain all authorizations and make all material registrations required under all environmental laws in relation to its business assets and business affairs and remain in compliance therewith; and (iii) store, treat, transport, generate, otherwise handle and dispose of all hazardous materials and waste owned, managed or controlled by it in material compliance with all environmental laws.

(k)

Environmental Compliance Orders. Each Credit Party will provide the Lender with copies of all written orders, control orders, directions, action requests, claims, complaints, notices or inquiries received by it: (i) relating to environmental condition of any of its business assets or the conduct of its business affairs; or (ii) relating to compliance or non-compliance with any environmental laws; and proceed diligently to comply with or resolve any such written orders, control orders, directions, action request, claims, complaints, notices or inquiries relating to compliance or non-compliance with environmental laws where the failure to do so would be reasonably expected to have a Material Adverse Effect.

(l)

Records. Each Credit Party will keep adequate records and books of account reflecting all financial transactions in conformity with GAAP and, when requested so to do, on reasonable notice, forthwith make available for inspection by duly authorized representatives of the Lender any of its books and records and furnish the Lender with any information regarding its business affairs and financial condition.

(a)

Continued Directors and Officers. The Borrower will ensure that either Gordon Cummings or Peter Nixon, or another individual acceptable to the Lender in its sole discretion, continues to act as a director or officer of the Borrower until the Loan Obligations are paid in full.

9.2      Negative Covenants. So long as any Loan Obligations remain payable, the Credit Parties covenant and agree with the Lender that it will duly perform and comply with or cause to be duly performed and complied with, each of the following negative covenants:

(a)

No Sale of Business Assets. Each Credit Party will not sell, transfer, assign, convey or otherwise dispose of any of its business assets, except in the ordinary course (including, without limitation, obsolete or unnecessary equipment in the ordinary course) of its business and only for the purpose of carrying out the same. Without limiting the foregoing, the Borrower will not sell, transfer, assign, convey or otherwise dispose of any of the Capital Stock of any Subsidiary unless the sale proceeds are used to pay in full the Outstanding Balance and all other amounts payable by the Borrower to the Lender hereunder.

(b)

No Incurring Indebtedness. Each Credit Party will not, without the prior written consent of the Lender, create, issue, incur, assume or permit to exist any indebtedness or contingent liabilities, in any manner, whether directly or indirectly, other than trade indebtedness of such person incurred in the ordinary course of business on commercially reasonable terms, including its Purchase Money Obligations provided that the Lender may require such Purchase Money Obligations be subordinated and postponed to the prior repayment of the Loan on terms approved by the Lender in writing. For greater certainty, the Lender will not unreasonably withhold its consent to a subordinated debt arranged by the Borrower provided that the terms of such subordinated debt are satisfactory, in the sole discretion, of the Lender.

(c)

No Investments or Guarantees. Each Credit Party will not, directly or indirectly, make any investments in, or loans to, or guarantee the obligation of, any other Person which would have a Material Adverse Effect on its business affairs or on the Security and/or repayment of the Loan Obligations.

(d)

Restricted Payments. Each Credit Party: (A) will not make any payment or distribution to any of its shareholder, affiliate or employee, other than salaries and bonuses consistent with past practice; or (B) will not repay all or any portion of any loans owed now or hereafter to its shareholders or affiliate; and (C) will not purchase or redeem any or all of its shares or otherwise reduce its share capital, in each case without the prior written consent of the Lender, which consent will not be unreasonably withheld or delayed.

(e)

No Merger, Amalgamation. Each Credit Party will not enter into any merger, amalgamation, arrangement, consolidation, liquidation, winding-up, dissolution or similar transaction, nor dispose of (in one transaction or a series of transactions) all or substantially all of its business assets to, any Person unless the Outstanding Balance and all other amounts payable by the Borrower under the Loan Documents are paid in full to the Lender as a condition of closing such transaction.

(f)

No Amendment to Agreements. Each Credit Party will not amend or waive any provision under, or permit any alteration, amendment or waiver of any provision under, or provide any consent under, any material agreement to which it is a party, which may have a Material Adverse Effect on its business affairs and will not permit any assignment of its interest therein which may have a Material Adverse Effect on its business affairs, the Security and/or the repayment of the Loan Obligations.

(g)

Non-Arm’s Length Transactions. Each Credit Party will not enter into any contract whatsoever with an affiliate for the sale, purchase, lease or other dealing in any property other than at a consideration which equals the fair value of such property or other than at a fair market rental as regards leased property, and shall not enter into any contract for the provision of services or employment with such persons other than at commercially reasonable rates or values given the nature of the services to be provided, which, in each case, would materially adversely affect its business affairs, the Security and/or repayment of the Loan Obligations.

(h)

No Liens. Each Credit Party will not enter into, create, issue, incur, assume or permit to exist any lien, security interest or other encumbrance against any of its assets, or any part thereof, other than Permitted Liens provided that the Lender may require such Permitted Liens be subordinated in ranking to the Security on terms approved by the Lender in writing.

(i)

Management Services. Each Credit Party will not enter into any agreement for the provision of management services to it relating to its business assets in an amount in excess of $100,000 per annum without the prior written consent of the Lender, which consent shall not be withheld if any such services provided to it are provided by a person or organization who is experienced in the management services  being provided to it, and that the provision of such services will not have a Material Adverse Effect on its business affairs or business assets, the Security and/or the Borrower’s ability to repay the Loan Obligations.

(j)	No Change in Business. Each Credit Party will not abandon its business affairs as currently conducted, or deviate in any material respect from the nature of its current business.

(k)	Fiscal Year. Each Credit Party will not change its fiscal year end without the consent of the Lender, such consent not to be unreasonably withheld.

(l)	Constating Documents. Each Credit Party will not amend, replace or cancel its constating documents.

10.	EVENTS OF DEFAULT

10.1     Events of Default. Each and every of the events set forth in this paragraph will be an event of default (“Event of Default”):

(a)	if the Borrower fails to make any payment to the Lender when due hereunder, and such failure continues for five Business Days;

(b)

if the Credit Parties, or any one or more of them, default(s) in observing or performing any material term, covenant or condition of this Agreement (including, for certainty, any payment in paragraph 10.1(a) above) other than a term, covenant or condition whose default is specifically dealt with elsewhere in this Section 10.1, the security documents or any other collateral document delivered hereunder or in connection with the Loan on its part to be observed or performed and such failure continues for ten calendar days after the Lender has provided such Credit Party with notice of such default(s);

(c)

if any of the representations, warranties or other statements of any Credit Party in this Agreement or any other collateral document delivered hereunder or in connection with the Loan (including without limitation the Security) were at the time given false or misleading in any material respect;

(d)

if the Credit Parties, or any one or more of them, default(s), in any material respect, in observing or performing any term, covenant or condition of any material debt instrument or material debt obligation by which it is bound and such failure continues for ten calendar days after the Lender has provided such Credit Party with notice of such default(s);

(e)

if the Credit Parties, or any one or more of them, default(s), in any material respect, in observing or performing any term, covenant or condition under any applicable Operating Permits and such failure continues for ten calendar days after the Lender has provided such Credit Party with notice of such default(s);

(f)

without limiting subparagraph 10.1(d) above, if the Credit Parties, or any one or more of them, permit(s) any sum in excess of $250,000 which has been admitted as due by it/them, or is not disputed to be due by it/them, and which forms or is capable of being made a charge upon any of its/their assets or undertaking to remain unpaid or not challenged for 30 days after proceedings have been taken to enforce the same;

(g)	if the Credit Parties, or any one or more of them, cease(s) or threaten(s) to cease to carry on business;

(h)

if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of any Credit Party, or any successor thereof provided that such order is not removed within 10 Business Days;

(i)	if a Material Adverse Effect occurs;

(j)

if the Lender in good faith and on commercially reasonable grounds believes that the ability of the Credit Parties, or any one or more of them, to pay any of the Outstanding Balance to the Lender or to perform any of the covenants contained in this Agreement or any other collateral agreement or other document is impaired or any security granted by the Credit Parties, or any one or more of them, to the Lender is or is about to be impaired or in jeopardy, and any such issue is not resolved to the satisfaction of the Lender within 10 calendar days of notice thereof to the applicable Credit Party(ies);

(k)

if the Credit Parties, or any one or more of them, petition(s) or apply(ies) to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect;

(l)

if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against the Credit Parties, or any one or more of them, which is not opposed by the applicable Credit Party(ies) in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding; or

(m)	there is a Change in Control of any Credit Party.

10.2     Termination and Acceleration. Upon the occurrence of an Event of Default and at any time thereafter, the Lender may do any one or more of the following:

(a)	By written notice to the Borrower, declare the Loan to be cancelled, terminated or reduced, whereupon the Lender shall not be required to make any Advance hereunder;

(b)

By written notice to the Borrower, accelerate the maturity of all or any item or part of the payment obligations of the Borrower hereunder and declare them to be immediately due and payable, whereupon they shall be so accelerated and become so due and payable;

(c)	suspend any rights of the Credit Parties, or any one or more of them, under any Loan Document, whereupon such rights shall be so suspended; and

(d)

take any other action, commence any other suit, action or proceeding or exercise such other rights as may be permitted by Applicable Law (whether or not provided for in any Loan Document) at such times and in such manner as the Lender may consider expedient, all without any additional notice, demand, presentment for payment, protest, notice of protest, dishonour, notice of dishonour or any other action being required.

11.	INDEMNITY

11.1     Indemnity. The Borrower agrees to indemnify and save harmless the Lender and each of its directors, officers, employees and agents (the “indemnified persons”) from and against all liabilities, claims, losses, damages and reasonable costs and expenses incurred by the indemnified persons (but excluding any liabilities, claims, losses, damages, costs and expenses caused by the fraud, wilful default or gross negligence of the Lender) in any way caused by or arising directly or indirectly from or in consequence of:

(a)	the occurrence of any Event of Default under this Agreement; or

(b)

any environmental condition relating to the Mexican Properties, or any one or more of them, in existence at any time before, at or after the Closing Date, including without limitation any release of contaminants on, in, under or into the environment from the Mexican Properties, or any one or more of them.

12.	GENERAL

12.1     Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.2     Lender’s Legal Fees. Whether or not any Advance is made hereunder, the Borrower will pay to the Lender all of the Lender’s reasonable legal fees (on a solicitor and own client basis) and other out-of-pocket expenses in connection with its due diligence review and in connection with the preparation, execution and completion of this Agreement and the security hereunder, as may be required by the Lender to complete this transaction. Any amounts will be payable upon presentment of an invoice. If not paid within 30 days of presentment of an invoice, such amount may be added to and form part of the principal amount of the Loan and shall accrue interest from such date as if it had been advanced by the Lender to the Borrower hereunder, if applicable.

12.3     Further Assurances. Each Credit Party will from time to time, whether before or after the occurrence of an Event of Default, do all such acts and things and execute and deliver all such documents, deeds, transfers, assignments and instruments as the Lender may require for perfecting the Security granted or to be granted pursuant to this Agreement. Each Credit Party covenants and agrees with the Lender to discharge or cause to be discharged forthwith any encumbrances which may rank equal or in priority to the Lender’s Security referred to herein. Each Credit Party covenants and agrees to take all steps and proceedings as may be necessary to give effect to this Agreement.

12.4	Notices. In this Agreement:

(a)

any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post to the address or facsimile transmission number of each party set out below:

(i)	if to the Lender:

Sprott Resource Lending Partnership
Suite 2750, 200 Bay Street
Royal Bank Plaza, South Tower
Toronto, ON M5J 2J2

Attention:	Chief Financial Officer
Fax No:	(416) 977-9555

With a copy to:

Fasken Martineau DuMoulin LLP
2900 - 550 Burrard Street
Vancouver, BC V6C 0A3

Attention: Brent Lewis
Facsimile: 604 631 3232

(ii)	if to the Borrower and the Guarantors:

KIMBER RESOURCES INC.
MINERA MONTERDE, S. de R.L. de C.V.
MINERA PERICONES, S.A. de C.V.
KIMBER RESOURCES de MEXICO, S.A. de C.V.
215 – 800 West Pender Street
Vancouver, BC V6C 2V6

Attention: President
Telephone: 604-669-2251
Facsimile: 604-669-8577

With a copy to: Stikeman Elliott LLP
1700 – 666 Burrard Street
Vancouver, BC V6C 2X8

Attention: Scott L. Perrin
Facsimile: 604-681-1825

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b)	notice or communication will be considered to have been received:

(i)

if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii)

if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii)

if mailed by prepaid registered post upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

12.5     Assignment. The Credit Parties acknowledge and agree that the Lender may assign all or part of the Loan, this Agreement and all collateral agreements, documents or instruments delivered hereunder to one or more assignees, free from any right of set-off or counterclaim or equity, subject only to the Lender’s notification of such assignment or assignments being given in writing to the Credit Parties, except that, in the case of an assignment or transfer to a person other than a bank, financial institution or an affiliate of the Lender, the Borrower’s consent shall be required unless an Event of Default has occurred and is continuing.

12.6     Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees to make all payments of interest, principal, structuring fees and other amounts due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Loan as set out in such written notice and direction, absent which all such payments may be made to the Lender.

12.7     Appropriation of Payments. Any and all payments made in respect of the Outstanding Balance from time to time and monies realized from any security held therefor (including without limitation the Security) may be applied to such part or parts of the Outstanding Balance as the Lender may see fit and the Lender may at all times and from time to time change any appropriation as the Lender may see fit.

12.8     Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.9     Waivers. No failure or delay on the Lender’s part in exercising any power or right hereunder will operate as a waiver thereof.

12.10     Remedies are Cumulative. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

12.11     Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

12.12     Criminal Code Compliance. In this paragraph the terms “interest”, “criminal rate” and “credit advanced” have the meanings ascribed to them in Section 347 of the Criminal Code (Canada) as amended from time to time. The Credit Parties and the Lender agree that, notwithstanding any agreement to the contrary, no interest on the Loan or the credit advanced by the Lender under this Agreement and all related agreements and documents will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:

(a)	the elements of return which fall within the term “interest” will be reduced to the extent necessary to eliminate such excess;

(b)	any remaining excess that has been paid will be credited towards prepayment of the Loan; and

(c)

any overpayment that may remain after such crediting will be returned forthwith to the Borrower upon demand, and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lender will perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the parties. This Agreement and all related agreements and documents will automatically be modified to reflect such modifications without the necessity of any further act or deed of the Credit Parties and the Lender to give effect to them.

12.13     Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

12.14     Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each Credit Party submits to the non-exclusive jurisdiction of the Courts of the Province of Ontario and agrees to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

12.15     Amendment. This Agreement supersedes the Term Sheet and all prior agreements and discussions between the parties with respect to the subject matter set forth herein. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

12.16     Disclosure. The Lender acknowledges and agrees that the Borrower shall be entitled to (i) publicly file a copy of this Agreement in such manner(s) as may be required by applicable securities laws; and (ii) disclose information obtained under this Agreement if required to do so for compliance with applicable laws, rules, regulations or orders of any governmental authority or stock exchange having jurisdiction over it.

12.17     Schedules. All Schedules attached hereto will be deemed fully a part of this Agreement.

12.18     Words. Words (including defined terms) using or importing the singular number include the plural and vice versa and words importing one gender only shall include all genders and words importing persons in this Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise.

12.19     Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, or by way of email or .pdf, each such counterpart taken together will form one and the same agreement.

[Signature page on the next page]

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

SPROTT RESOURCE LENDING
PARTNERSHIP, by its Managing Partner
SPROTT LENDING CONSULTING LP, by its
General Partner, SPROTT LENDING
CONSULTING GP, INC.:

Per:	“Narinder Nagra”
Name:	Narinder Nagra
Title:	Chief Operating Officer

Per:	“Jim Grosdanis”
Name:	Jim Grosdanis
Title:	Chief Financing Officer

KIMBER RESOURCES INC., by its
authorized signatory:

Per:	“Gordon Cummings”
Name:	Gordon Cummings
Title:	Chief Executive Officer, Director

MINERA MONTERDE, S. de R.L. de C.V.,
by its authorized signatory:

Per:	“Gordon Cummings”
Name:	Gordon Cummings
Title:	Presidente

SCHEDULE “A”

MINING CONCESSIONS

(see attached)

SCHEDULE “B”

RECEIPT

Reference is made to the credit agreement (the “Credit Agreement”) dated for reference as of June ______, 2012, among Sprott Resource Lending Partnership, as lender, KIMBER RESOURCES INC., as borrower, and <*>, as guarantor.

The capitalized terms herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned acknowledges receipt in the amount of $____________, representing an Advance under the Credit Agreement. The undersigned agrees to pay to the Lender the amount of such Advance in accordance with the terms of the Credit Agreement.

The undersigned confirms the Closing Date means ____________, 2012.

Dated: _____________, 2012.

KIMBER RESOURCES INC.

Per:

Name:
Title: